UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §§ 240.14a-12

KOREA EQUITY FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Korea Equity Fund, Inc.

2 World Financial Center, Building B, New York, N.Y.  10281

July 22, 2010

SIX REASONS TO SUPPORT YOUR BOARD AND REJECT BULLDOG

Dear Korea Equity Fund Shareholder:

You have previously received proxy materials and a WHITE proxy card related to your Fund’s annual meeting of shareholders scheduled for August 24, 2010.  Please vote today using the WHITE proxy card FOR Proposal 1 and Proposal 2, and AGAINST Proposal 3.  Regardless of the amount of shares you own, your vote is important.

You may have also recently received proxy material and a green proxy card from Bulldog Investors General Partnership (“Bulldog”), a dissident hedge fund group that is trying to get its nominee elected to the Board of the Fund, terminate the management agreement with Nomura Asset Management U.S.A. Inc. (“NAM-USA”), the manager of your Fund for 17 years, and effectively liquidate your Fund.  If you want the Fund to survive as a successful exchange-listed closed-end fund investing in Korean securities, it is extremely important that you do not return Bulldog’s green proxy card.  Instead, if you want to support the Fund’s current Board, then you should return only the Fund’s WHITE proxy card.

Here are six good reasons why we believe that you should support the Fund’s Board and reject Bulldog’s attempt to take over your Fund.

1.           Bulldog’s Director Nominee Has Been Fined for Violating Securities Laws.  According to Bulldog’s own proxy statement, its nominee, Phillip Goldstein, has had a cease and desist order and fine issued against him by the Securities Division of the Massachusetts Secretary of State for violation of Massachusetts’ securities laws.

2.           Bulldog Offers No Plan or Even a Suggestion about Who Would Manage Your Fund other than NAM-USA.  Bulldog is asking you to support its proposal to terminate the management agreement with NAM-USA.  We believe Bulldog is using the threat of terminating the management agreement solely to try to force the Board into agreeing to its demands.  And who does Bulldog propose will manage your Fund’s assets?  The Korean market is a unique arena that requires specific experience and resources.  NAM-USA and its affiliates manage over $245 billion in assets and have a rare combination of experience and resources.  These companies have extensive global research capabilities and offices in Seoul, South Korea and other major Asian financial centers.  The Directors believe this special expertise is key to the Fund’s future investment success.

Bulldog has provided no information on alternative managers.  Why replace NAM-USA with an unnamed successor?  Bulldog makes no coherent argument that this makes sense for shareholders.

3.           Bulldog Tries to Manipulate Shareholders With Misleading Statements.  Bulldog’s proxy statement would have you believe that the Fund has underperformed other funds investing in Korea.  First, Bulldog compares your Fund’s performance to another fund going

back to 1983.  Your Fund was organized in 1993, so what kind of comparison is that?   We only ask that you look at the facts and make your own judgment about your Fund’s performance:

•	For the 1 year period ended June 30, 2010, your Fund’s net asset value increased by over 30%, outperforming the Fund’s benchmark, the KOSPI, by 3.4%.

•	For the 3 and 5 year periods ended June 30, 2010, your Fund outperformed the fund that Bulldog cites as a peer.

Bulldog’s claims about the underperformance of your Fund are intended purely to try to get you to support its self-interested agenda.  How can Bulldog be dissatisfied with the Fund’s performance – an increase of over 30% during the 1-year period Bulldog has been an investor in the Fund?

4.           Bulldog is a “Hit and Run” Hedge Fund Group.  Look at Bulldog’s proxy statement and you see that it and its affiliates have owned shares in the Fund for less than one year. Bulldog has apparently bought into your Fund with the express purpose of trying to force the Board to pursue a tender offer so Bulldog can get out with a quick profit.  Bulldog has a history of targeting closed-end funds because it tries to make a quick profit by arbitraging the discount.  Hedge funds like Bulldog rarely stick around after a closed-end fund conducts a tender offer.  Instead, they usually redeem shares and take their profits, leaving long-term shareholders in a depleted fund, typically with higher expenses, fewer assets, lower returns and less investment flexibility.

5.           Bulldog is simply wrong that your Board of Directors has done nothing to address the discount.  Your Board is active and engaged.  Fully recognizing that the Fund’s shares have from time to time traded at a discount from their net asset value, and to maintain value for continuing shareholders, on June 3, 2010, the Fund announced a Discount Management Plan that is described in its proxy statement.  The first open market repurchases of the Fund’s common stock on the NYSE under the Discount Management Plan occurred on July 1, 2010 and purchases are continuing.  As of July 21, the Fund had repurchased 64,039 shares on the NYSE.  Further, the Discount Management Plan includes a tender offer component that the Directors may activate following the initial share repurchase program.

6.           Your Board is Committed to Acting to Protect the Interests of All Shareholders.  Bulldog claims that we are needlessly spending shareholder money in a futile attempt to keep the various shareholder proposals from passing and to entrench our own positions.  Nothing could be further from the truth.  The Board is committed to acting in the interests of the Fund and all of its shareholders.  In stark contrast, Bulldog is committed to achieving only its own ends and short-term goals.

Send Bulldog a message by discarding any green proxy card you receive.

FOR THESE REASONS, WE ARE ASKING YOU TO VOTE FOR YOUR FUND'S NOMINEE FOR DIRECTOR, FOR THE RATIFICATION OF ERNST & YOUNG AND AGAINST THE SHAREHOLDER PROPOSAL IN PROPOSAL 3.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT.  WE URGE YOU TO SUPPORT YOUR CURRENT BOARD OF DIRECTORS BY RETURNING THE ENCLOSED WHITE PROXY CARD AND DISCARDING BULLDOG’S GREEN PROXY CARD.

The box below contains specific information on the vote of proxies.  If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor: The Altman Group, Inc., toll free at 800-317-8025.

Sincerely,

The Directors of your Fund

William G. Barker, Jr.	Shigeru Shinohara

Rodney A. Buck	Chor Weng Tan

David B. Chemidlin

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!
●	If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

●
Please do not send back any GREEN proxy cards that you receive, even to vote against the dissident nominee.  Doing so will cancel any prior vote you cast supporting your current Board and against the shareholder proposal (Proposal 3).  Please return only the WHITE proxy card.

●	If you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.